As filed with the Securities and Exchange Commission on May 15, 2000
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                                 Genentech, Inc.
             (Exact name of Registrant as specified in its charter)


                  Delaware                                94-2347624
       (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)               Identification Number)


                                    1 DNA Way
                   South San Francisco, California 94080-4990
                              Phone: (650) 225-1000
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           ---------------------------

                           Stephen G. Juelsgaard, Esq.
              Senior Vice President, General Counsel and Secretary
                                 Genentech, Inc.
                                    1 DNA Way
                   South San Francisco, California 94080-4990
                              Phone: (650) 225-1672
                            Facsimile: (650) 225-8654
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                   Copies to:
                            Richard A. Drucker, Esq.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                              Phone: (212) 450-4745
                            Facsimile: (212) 450-3745

                           ---------------------------

           Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                          ---------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed Maximum   Proposed Maximum
                  Title of Each Class             Amount to be    Offering Price Per Aggregate Offering     Amount of
             of Securities to be Registered       Registered(2)      Share(1)(2)         Price(1)(2)     Registration Fee
--------------------------------------------- ------------------ ------------------- ------------------ -----------------
Common Stock, par value $.02 per share(2)....   6,517,309 shares         $123           $801,629,007         $211,630
============================================= ================== =================== ================== =================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457 (c), based upon the average of the high and low prices of the common stock on the NYSE on May 10, 2000.

(2) Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated May 15, 2000

6,517,309 Shares


GENENTECH, INC.


Common Stock



This prospectus relates to offerings by the selling shareholders from time to time of a total of 6,517,309 shares.



The shares are being sold by shareholders who beneficially own common stock of Genentech that was originally delivered in exchange for Liquid Yield Option Notes due 2015 issued by Roche Holdings, Inc. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.



Our common stock is listed on the New York Stock Exchange under the symbol
"DNA".



Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



May __, 2000

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary.............................................................1
Risk Factors...................................................................2
Special Note Regarding Forward-looking Statements..............................9
Use of Proceeds................................................................9
Dividend Policy................................................................9
Selling Shareholders..........................................................10
Material U.S. Federal Tax Considerations for Non-U.S.
   Holders of Common Stock....................................................11
Shares Eligible for Future Sale...............................................13
Plan of Distribution..........................................................14
Legal Matters.................................................................15
Experts.......................................................................15
Where You Can Find More Information...........................................16

                           ---------------------------

      In this prospectus, "Genentech," "we," "us" and "our" refer to Genentech, Inc., "common stock" refers to Genentech's common stock, par value $.02 per share.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

      We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of the shares of common stock and the distribution of this prospectus outside the United States.

                           ---------------------------

      We own or have rights to various copyrights, trademarks and trade names used in our business including the following: Actimmune(R) interferon gamma-1b; Activase(R) (alteplase, recombinant) tissue plasminogen activator; Herceptin(R) (trastuzumab) anti-HER2 antibody; Nutropin(R) (somatropin (rDNA origin) for injection) growth hormone; Nutropin AQ(R) (somatropin (rDNA origin) injection) liquid formulation growth hormone; Nutropin Depot(TM) (somatropin (rDNA origin) for injectable suspension) encapsulated sustained-release growth hormone; Protropin(R) (somatrem for injection) growth hormone; Pulmozyme(R) (dornase alfa, recombinant) inhalation solution; Rituxan(R) (rituximab) antibody; TNKase(TM) (tenecteplase) second generation tissue plasminogen activator; and Xubix(TM) (sibrafiban) oral IIb/IIIa antagonist. This prospectus also includes trademarks, service marks and trade names of other companies.

                               PROSPECTUS SUMMARY

      The following information is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus and in the documents incorporated by reference to this prospectus.


                                    GENENTECH

      Genentech is a leading biotechnology company that uses human genetic information to discover, develop, manufacture and market human pharmaceuticals for significant unmet medical needs. Thirteen of the approved products of biotechnology stem from our science. Science at Genentech focuses primarily on two areas of medicine: cardiovascular and oncology. We also pursue projects where there exists a significant opportunity to fill a therapeutic void in other important areas of medicine, such as with our growth hormone products.

      Our principal executive offices are located at 1 DNA Way, South San Francisco, California 94080-4990 and our telephone number is (650) 225-1000. Our worldwide web site address is www.gene.com. The information on our web site is not part of this prospectus.


                    RELATIONSHIP BETWEEN GENENTECH AND ROCHE

      Since 1990, Roche Holdings, Inc., a Delaware corporation, commonly known as Roche, has been Genentech's majority stockholder. Roche caused Genentech to redeem on June 30, 1999 all of Genentech's special common stock held by stockholders other than Roche at $41.25 per share in cash and retired all of the shares of special common stock including those held by Roche. On July 23, 1999, Roche completed the sale of 44,000,000 shares of Genentech common stock at $48.50 per share. On October 26, 1999, Roche completed the sale of 40,000,000 shares of Genentech common stock at $71.75 per share. On January 19, 2000, Roche issued an aggregate principal amount of $1,506,342,000 Liquid Yield Option Notes due 2015 ("LYONs") exchangeable, under certain circumstances, for Genentech common stock at an exchange rate of 4.32658 Genentech shares per $1,000 principal amount at maturity of LYONs. The LYONs are exchangeable for an aggregate of 6,517,309 shares of our common stock held by Roche, or 2.5% of our outstanding common stock as of April 30, 2000. The exchange ratio is subject to adjustment upon the occurrence of certain events affecting the Genentech shares. On March 29, 2000, Roche completed the sale of 17,300,000 shares of Genentech common stock at $163 per share. On April 30, 2000, Roche owned approximately 59% of the outstanding shares of Genentech common stock.

      In July 1999, Genentech entered into certain affiliation arrangements with Roche, amended a licensing and marketing agreement with F. Hoffmann-La Roche Ltd., an affiliate of Roche Holdings, Inc., commonly known as Hoffmann-LaRoche, and entered into a tax sharing agreement with Roche.


            REGISTRATION OF GENENTECH SHARES UNDER THE SECURITIES ACT

      In connection with the issuance and offering of LYONs, Genentech and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, entered into a registration rights agreement pursuant to which Genentech agreed to use reasonable efforts to file a registration statement under the Securities Act after consummation of the offering to register resales of the Genentech shares deliverable upon the exchange of the LYONs.

                                  RISK FACTORS

      You should carefully consider each of the risks and uncertainties described below and all of the other information in this prospectus or incorporated by reference before deciding to invest in shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

      If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline.

Fluctuations in Our Operating Results Could Affect the Price of Our Common Stock

      Our operating results may vary from period to period for several reasons including, but not limited to:

     o    the overall competitive environment for our products;

     o    the amount and timing of sales to customers in the United States;

     o the amount and timing of our sales to Hoffmann-La Roche and the amount and timing of its sales to its customers;

     o    the timing and volume of bulk shipments to licensees;

     o the availability of third-party reimbursements for the cost of therapy;

     o the effectiveness and safety of our various products as determined both in clinical testing and by the accumulation of additional information on each product after it is approved for sale;

     o the rate of adoption and use of our products for approved indications and additional indications;

     o the potential introduction of new products and additional indications for existing products in 2000 and beyond; and

     o the ability to manufacture sufficient quantities of any particular marketed product.

         These fluctuations may not match the expectations of securities analysts and investors. This could cause the trading price of our common stock to decline.

The Results of Our Research and Development Are Unpredictable

      Successful pharmaceutical product development is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Products that appear promising in the early phases of development may fail to reach the market for numerous reasons, including, but not limited to:

     o they may be found to be ineffective or to have harmful side effects in preclinical or clinical testing;

     o    they may fail to receive necessary regulatory approvals;

     o they may turn out to be uneconomical because of manufacturing costs or other factors; or

     o they may be precluded from commercialization by the proprietary rights of others or by competing products or technologies for the same indication.

      Success in preclinical and early clinical trials does not ensure that large-scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals.
The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict.

      Factors affecting our research and development expenses include, but are not limited to:

     o the number of and the outcome of clinical trials currently being conducted by us and/or our collaborators;

     o the number of products entering into development from late-stage research;

     o Hoffmann-La Roche's decisions whether to exercise its options to develop and sell our future products in non- U.S. markets and the timing and amount of any related development cost reimbursements;

     o in-licensing activities, including the timing and amount of related development funding or milestone payments; and

     o    future levels of revenues.

Roche, Our Controlling Stockholder, May Have Interests That Are Adverse to Other Stockholders

      As our majority stockholder, Roche controls the outcome of actions requiring the approval of our stockholders. Our bylaws provide, among other things, that the composition of our board of directors shall consist of two Roche directors, three independent directors nominated by a nominating committee and one Genentech employee nominated by the nominating committee. As long as Roche owns in excess of 50% of our common stock, Roche directors will comprise two of the three members of the nominating committee. However, at any time until Roche owns less than 5% of our stock, Roche will have the right to obtain proportional representation on our board. Roche intends to continue to allow our current management to conduct our business and operations as we have done in the past. However, we cannot assure you that Roche will not institute a new business plan in the future. The interests of Roche may conflict with the interests of other holders of common stock.

      The affiliation agreement between us and Roche requires the approval of the directors designated by Roche to make any acquisition or any sale or disposal of all or a portion of our business representing 10% or more of our assets, net income or revenues. Moreover, the affiliation agreement also contains provisions which are designed to enable Roche to maintain its percentage ownership interest in our common stock. These provisions may have the effect of limiting our ability to make acquisitions. The affiliation agreement with Roche requires us to, among other things, establish a stock repurchase program designed to maintain Roche's percentage ownership interest in our common stock. While the dollar amounts associated with these future purchases cannot currently be estimated, such stock repurchases could have a material adverse impact on our liquidity.

      Our certificate of incorporation includes provisions relating to competition by Roche with us, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain people. Our certificate of incorporation provides that any person purchasing or acquiring an interest in shares of our capital stock shall be deemed to have consented to the provisions in the certificate of incorporation relating to competition with Roche, conflicts of interest, corporate opportunities and intercompany agreements, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. Persons who are directors and/or officers of Genentech and who are also directors and/or officers of Roche may choose to take action in reliance on such provisions rather than act in a manner that might be favorable to us but adverse to Roche. Two of our directors currently serve as directors, officers and employees of Roche Holding Ltd and its affiliates.

We Depend on Skilled Personnel and Key Relationships

      The success of our business depends, in large part, on our continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel, and on our ability to develop and maintain important relationships with leading research institutions and key distributors. Competition for such personnel and relationships is intense. In connection with the redemption of our special common stock, two of our existing employee stock option plans terminated and a number of employee options, including many of those held by senior management, were canceled. We have issued new employee stock options to attract and retain employees. However, certain provisions of our affiliation agreement with Roche are designed to enable Roche to maintain its percentage ownership interest in our common stock, which may limit our flexibility as to the number of shares we are able to grant under our stock option plans. We cannot assure you that we will be able to attract or retain such personnel or maintain such relationships.

We Face Growing and New Competition

      We face growing competition in two of our therapeutic markets and expect new competition in a third market. First, in the thrombolytic market, Activase has lost market share and could lose additional market share to Centocor, Inc.'s Retavase(R) (reteplase), either alone or in combination with the use of another Centocor, Inc. product, ReoPro(R) (abciximab); the resulting adverse effect on sales could be material. Retavase received approval from the U.S. Food and Drug Administration, commonly known as the FDA, in October 1996 for the treatment of acute myocardial infarction. There is also an increasing use of mechanical reperfusion in lieu of thrombolytic therapy for the treatment of acute myocardial infarction, which we expect to continue.

      Second, in the growth hormone market, we continue to face increased competition from four other companies currently selling growth hormone and an additional company which may enter the market in the near future. As a result of that competition, we have experienced a loss in new patient market share. The four competitors have also received approval to market their existing human growth hormone products for additional indications. As a result of this competition, our sales of Protropin, Nutropin and Nutropin AQ may decline, perhaps significantly.

      Third, in the non-Hodgkin's lymphoma market, Coulter Pharmaceuticals Inc., or Coulter, is expected to file a revised Biologics License Application, or BLA, in 2000 for a product that would compete with our product Rituxan. We are also aware of other potentially competitive biologic therapies for non-Hodgkin's lymphoma in development.

Other Competitive Factors Could Affect Our Product Sales

      Other competitive factors that could affect our product sales include, but are not limited to:

     o    the timing of FDA approval, if any, of competitive products;

     o    our pricing decisions and the pricing decisions of our competitors;

     o    the degree of patent protection afforded to particular products;

     o the outcome of litigation involving our patents and patents of other companies for products and processes related to production and formulation of those products;

     o    the increasing use and development of alternate therapies; and

     o    the rate of market penetration by competing products.

In Connection with the Redemption of Our Special Common Stock, We Recorded Substantial Goodwill and Other Intangibles, the Amortization of Which Will Adversely Affect Our Earnings

         As a result of the redemption of our special common stock, Roche owned all of our outstanding common stock. Consequently, push-down accounting under generally accepted accounting principles was required. Push-down accounting required us to establish a new accounting basis for our assets and liabilities, based on Roche's cost in acquiring all of our stock. In other words, Roche's cost of acquiring Genentech was "pushed down" to us and reflected on our financial statements. Push-down accounting required us to record goodwill and other intangible assets of approximately $1,706.0 million and $1,499.0 million, respectively, during the second quarter of 1999. The amortization of this goodwill and other intangible assets will have a significant negative impact on our financial results in future years.
In addition, we will continuously evaluate whether events and circumstances have occurred that indicate the remaining balance of this and other intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our intangible assets, which could have a material adverse effect on our financial condition and results of operations during the periods in which such a reduction is recognized. We may be required to write down intangible assets in future periods. For more information about push- down accounting, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference.

Our Royalty and Contract Revenues Could Decline

      Royalty and contract revenues in future periods could vary significantly. Major factors affecting these revenues include, but are not limited to:

     o Hoffmann-La Roche's decisions whether to exercise its options and option extensions to develop and sell our future products in non-U.S. markets and the timing and amount of any related development cost reimbursements;

     o variations in Hoffmann-La Roche's sales and other licensees' sales of licensed products;

     o the conclusion of existing arrangements with other companies and Hoffmann-La Roche;

     o the timing of non-U.S. approvals, if any, for products licensed to Hoffmann-La Roche and other licensees;

     o    fluctuations in foreign currency exchange rates;

     o    the initiation of new contractual arrangements with other companies;

     o    whether and when contract benchmarks are achieved;

     o    the failure of or refusal of a licensee to pay royalties; and

     o the expiration or invalidation of patents or other licensed intellectual property.

Protecting Our Proprietary Rights is Difficult and Costly

      The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, the breadth of claims allowed in these companies' patents cannot be predicted. Patent disputes are frequent and can preclude commercialization of products. We have in the past been, are currently, and may in the future be involved in material patent litigation. Patent litigation is costly in its own right and could subject us to significant liabilities to third-parties and, if decided adversely, we may need to obtain third-party licenses at a material cost or cease using the technology or product in dispute. The presence of patents or other proprietary rights belonging to other parties may lead to the termination of the research and development of a particular product. We believe that we have strong patent protection or the potential for strong patent protection for a number of our products that generate sales and royalty revenue or that we are developing. However, the courts will determine the ultimate strength of patent protection of our products and those on which we earn royalties.

We Are Exposed to Market Risk

      We are exposed to market risk, including changes to interest rates, foreign currency exchange rates and equity investment prices. To reduce the volatility relating to these exposures, we enter into various derivative investment transactions pursuant to our investment and risk management policies and procedures in areas such as hedging and counterparty exposure practices. We could be exposed to losses related to these financial instruments should one of our counterparties default. Variations in interest rates, foreign currency exchange rates and equity investment prices may also affect our financial results.

We May Incur Material Litigation Costs

      Litigation to which we are currently or have been subjected relates to, among other things, our patent and intellectual property rights, licensing arrangements with other persons, product liability and financing activities. We cannot predict with certainty the eventual outcome of pending litigation, and we could be required to incur substantial expense in defending these lawsuits. We have in the past taken substantial special charges relating to certain litigation, including special charges of $230.0 million in 1999.

We May Incur Material Product Liability Costs

      The testing and marketing of medical products entail an inherent risk of product liability. We maintain limited product liability insurance coverage. Our business may be materially and adversely affected by a successful product liability claim in excess of our insurance coverage. We cannot assure you that product liability insurance coverage will continue to be available to us in the future on reasonable terms or at all.

Our Products Are Subject to Governmental Regulations and Approvals

      The pharmaceutical industry is subject to stringent regulation with respect to product safety and efficacy by various federal, state and local authorities. Of particular significance are the FDA's requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. A pharmaceutical product cannot be marketed in the United States until it has been approved by the FDA, and then can only be marketed for the indications and claims approved by the FDA. As a result of these requirements, the length of time, the level of expenditures and the laboratory and clinical information required for approval of a New Drug Application, or NDA, or a BLA, are substantial and can require a number of years. In addition, after any of our products receive regulatory approval, it is subject to ongoing FDA regulation, including, for example, changes to its label and product recall. We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for any of the products we are developing or that we can maintain necessary regulatory approvals for our existing products, and all of the following could have a material adverse effect on our business:

     o significant delays in obtaining or failing to obtain required approvals;

     o    loss of or changes to previously obtained approvals; and

     o    failing to comply with existing or future regulatory requirements.

      Moreover, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development, which may affect our ability to obtain approval of our products.

Difficulties or Delays in Product Manufacturing Could Harm Our Business

      We currently produce all of our products at our manufacturing facilities located in South San Francisco, California and Vacaville, California or through various contract manufacturing arrangements. Problems with any of our or our contractor's manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of our or our contractor's manufacturing facilities could result in cancellations of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes and those of our contractor's are highly complex and are subject to a lengthy FDA approval process, we cannot assure you that alternative qualified production capacity would be available on a timely basis or at all. Difficulties or delays in our and our contractor's manufacturing could increase our costs, cause us to lose revenue or market share and damage our reputation.

Our Stock Price, Like That of Many Biotechnology Companies, Is Highly Volatile

      The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. In addition, due to the absence of the put and call that were associated with our special common stock and the reduction in the number of shares of our publicly traded stock, the market price of our common stock has been and may continue to be more volatile than our special common stock was in the past. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

     o announcements of technological innovations or new commercial products by us or our competitors;

     o    developments concerning proprietary rights, including patents;

     o publicity regarding actual or potential medical results relating to products under development by us or our competitors;

     o    regulatory developments in the United States and foreign countries;

     o    public concern as to the safety of biotechnology products;

     o    economic and other external factors or other disaster or crisis; and

     o    period-to-period fluctuations in financial results.

A Variety of Factors Could Adversely Affect Our Cash Position

      Factors that could adversely affect our cash position include, but are not limited to, future levels of our product sales, royalty and contract revenues, expenses, in-licensing activities, including the timing and amount of related development funding or milestone payments, acquisitions, capital expenditures and the amount of any stock repurchased under any stock repurchase program. The affiliation agreement with Roche requires us to, among other things, establish a stock repurchase program designed to maintain Roche's percentage ownership interest in our common stock. While the dollar amounts associated with these future purchases cannot currently be estimated, such stock repurchases could have a material adverse effect on our cash position and may have the effect of limiting our ability to use our capital stock as consideration for acquisitions.

Future Sales by Roche Could Cause the Price of Our Common Stock to Decline

      Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock. You should read "Shares Eligible for Future Sale".

We Are Subject to a Variety of Factors Could Affect Our Income Tax

      Our annual effective tax rate will be higher than the statutory rate primarily as a result of nondeductible goodwill amortization. In addition, our effective tax rate is dependent upon several other factors including, but not limited to, changes in tax laws and rates, interpretation of existing tax laws, future levels of research and development spending, the outcome of clinical trials of certain development products, our success in commercializing such products, potential competition regarding the products and non-deductible items.

Our Interest Income is Subject to Fluctuations in Interest Rates

      Our interest income is sensitive to changes in the general level of interest rates, primarily U.S. interest rates. In this regard, changes in U.S. interest rates affect the interest earned on our cash equivalents, short-term investments, convertible preferred stock investments, convertible loans and long-term investments.

We Are Exposed to Risks Relating to Foreign Currency Exchange Rates and Foreign Economic Conditions

         We receive royalty revenues from licensees selling products in countries throughout the world. As a result, our financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which our licensed products are sold. We are exposed to changes in exchange rates in Europe, Asia (primarily Japan) and Canada. Our exposure to foreign exchange rates primarily exists with the euro. When the U.S. dollar strengthens against the currencies in these countries, the U.S. dollar value of non-U.S. dollar-based revenue decreases; when the U.S. dollar weakens, the U.S. dollar value of the non-U.S. dollar-based revenue increases. Accordingly, changes in the exchange rates, and in particular a strengthening of the U.S. dollar, may adversely affect our royalty revenues as expressed in U.S. dollars. In addition, as part of our overall investment strategy, a portion of our portfolio is primarily in non-dollar denominated investments. As a result, we are exposed to changes in the exchange rates of the countries in which these non-dollar denominated investments are made.

Our Investments in Equity Securities Are Subject to Market Risks

      As part of our strategic alliance efforts, we invest in equity instruments of biotechnology companies. These investments are subject to fluctuations from market value changes in stock prices.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements contained or incorporated by reference in this prospectus are forward-looking statements concerning our operations, economic performance and financial condition. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, are included, for example, in the discussions about:

     o    our strategy;

     o    our future relationship with Roche;

     o    our liquidity;

     o    product sales, royalties and contract revenues;

     o    new product development or product introduction;

     o    expenses and net income;

     o    our credit risk management;

     o    our asset/liability risk management;

     o    our operational and legal risks;

     o    our consumer business; and

     o    how we may be affected by certain legal proceedings.

      These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors".

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of our common stock by the selling shareholders.

                                 DIVIDEND POLICY

      We have never declared or paid cash dividends. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                              SELLING SHAREHOLDERS

      The LYONs were originally issued by Roche and sold to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "initial purchaser"). The initial purchaser agreed that it would not offer or sell LYONs except (i) to persons that it reasonably believed are "qualified institutional buyers" as defined in Rule 144A under the Securities Act and (ii) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act. Each LYON is exchangeable at the option of the holder, at any time prior to maturity, unless previously redeemed or otherwise purchased, for shares of our common stock. Those holders who have exchanged their LYONs for our common stock may from time to time offer and sell pursuant to this prospectus any or all of such common stock.

      Prior to any use of this prospectus in connection with an offering of our common stock, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling shareholder. The prospectus supplement will also disclose whether any selling shareholder has held any position or office with, been employed by or otherwise has had a material relationship with, the company or any of its affiliates during the three years prior to the date of the prospectus supplement.

                  MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
                        NON-U.S. HOLDERS OF COMMON STOCK

         The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non- U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

      This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non- U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

      Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, Genentech ordinarily will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

      Under United States Treasury Regulations applicable to dividends paid after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide an Internal Revenue Service Form W-8 BEN certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

      There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a Form 4224 or, after December 31, 2000, a Form W-8 ECI, stating that the dividends are so connected is filed with Genentech. Instead, the effectively connected dividends will be subject to regular United States income tax in the same manner as if the Non-U.S. Holder were a United States resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

      Generally, Genentech must report to the United States Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the United States Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

      Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to Genentech.

      Under current United States federal income tax law, backup withholding generally does not apply to dividends paid on or before December 31, 2000 to a Non-U.S. Holder at an address outside the United States, unless the payer has knowledge that the payee is a U.S. person. Under the regulations described above, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold our common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) Genentech is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. Genentech believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding on Disposition of Common Stock

      Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of our common stock effected by or through a United States office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, and the broker is
(i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) effective after December 31, 2000, a foreign partnership (A) at least 50% of the capital or profits interest in which is owned by U.S. persons, or (B) that is engaged in a U.S. trade or business.

      Effective after December 31, 2000, backup withholding will apply to a payment of those disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

      Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

Federal Estate Tax

      An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                         SHARES ELIGIBLE FOR FUTURE SALE

      The shares of our common stock sold pursuant to this prospectus will be freely tradable without restriction under the Securities Act of 1933 except for any such shares which may be acquired by one of our affiliates as that term is defined in Rule 144 promulgated under the Securities Act of 1933, which shares will remain subject to the resale limitations of Rule 144.

      The shares of our common stock held by Roche constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by Roche in the open market, subject to the applicable requirements of Rule 144, described below.

      Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of common stock; and

     o the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

      Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about us.

      In the event that any person, who is deemed to be our affiliate, purchases shares of our common stock or acquires shares of our common stock pursuant to one of our employee benefit plans, the shares held by such person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not our affiliates are thereafter freely tradable without restriction.

      Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Shares sold pursuant to this prospectus will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above.

      Outstanding options representing an aggregate of 18,475,581 shares of our common stock have been issued under our stock option plans, of which options representing 4,675,018 shares of our common stock were exercisable as of April 30, 2000. The shares issued pursuant to our stock option plans are freely tradable, subject to the restrictions on resale by affiliates under Rule 144 discussed above.

                              PLAN OF DISTRIBUTION

      The selling shareholders and their successors (which term includes their transferees, pledgees or donees or their successors) may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers (which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved).

      The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in the transactions otherwise than on such exchanges or services or in the over-the-counter market,
(4) through the writing of options (whether such options are listed on an options exchange or otherwise), or (5) through the settlement of short sales. In connection with the sale of the common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them hereby will be the purchase price of such common stock less discounts and commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from any offerings by the selling shareholders.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling shareholder may not sell any common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

      To the extent required, the common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the LYONs to register the common stock exchangeable for LYONs under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling shareholders and the company and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. The company and Roche will pay substantially all of the expenses incurred by the company as a result of complying with the registration rights agreement. However, neither Roche nor the company shall reimburse the holders of the LYONs or the holders of the common stock exchanged for LYONs for any fees or expenses incurred by them.

                                  LEGAL MATTERS

      Certain legal matters relating to the shares of common stock offered hereby will be passed upon for Genentech by Davis Polk & Wardwell, New York, New York.

                                     EXPERTS

      The consolidated financial statements of Genentech, Inc. incorporated by reference in Genentech Inc.'s annual report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2000 and March 31, 1999, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Genentech, Inc.'s quarterly report on Form 10-Q for the quarter ended March 31, 2000, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the shares of common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered in this prospectus, you should refer to the registration statement and its exhibits and our other SEC filings.

      You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. This website contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

      The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

     1.   Our annual report on Form 10-K for the year ended December 31, 1999;

     2.   Our current report on Form 8-K dated January 14, 2000;

     3.   Our proxy statement for the 2000 annual meeting of stockholders;

     4. Our quarterly report on Form 10-Q for the quarter ended March 31, 2000; and

     5. The description of our capital stock under the caption "Description of Capital Stock" in our registration statement on Form 8-A (File No. 1-09813).

      We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares being offered in this prospectus are sold.

      We will provide without charge to each person to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Genentech, Inc., 1 DNA Way, South San Francisco, California 94080, Attention Investor Relations (650) 225-1260.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

                                                             Amount to be
                                                                 Paid
                                                           -----------------
Registration fee.......................................... $    211,630
Printing and engraving expenses...........................       10,000
Legal fees and expenses...................................       40,000
Transfer agent's fees.....................................        2,500
Accounting fees and expenses..............................       15,000
Miscellaneous.............................................       20,870
                                                           ------------
    TOTAL................................................. $    300,000
                                                           ============


Item 15.  Indemnification of Directors and Officers

      Our certificate of incorporation limits, to the fullest extent permitted by Delaware corporate law, the personal liability of directors for monetary damages for breach of their fiduciary duties.

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Our board of directors may provide similar indemnification of our officers, employees and agents as they deem appropriate and as authorized by Delaware law. We may purchase insurance on behalf of any director, officer, employee or agent against any expense incurred by such person in his or her capacity.

      Our certificate of incorporation also provides that Roche and the officers or directors of Roche will not be presumed liable to us or our stockholders for breach of any fiduciary duty or duty of loyalty, failure to act in the best interests of Genentech, or receipt of any improper personal benefit, simply because Roche or any director or officer of Roche, in good faith, takes any action, exercises any right or gives or withholds any consent with respect to any agreement or contract between Roche and Genentech.

      In addition, Roche will not be liable to us or our stockholders for breach of any fiduciary duty if Roche pursues or acquires a potential corporate opportunity of ours or does not inform us of a potential corporate opportunity. If a director, officer or employee of Genentech who is also a director, officer or employee of Roche knows a potential transaction or matter that may be a corporate opportunity both for Genentech and Roche, the director, officer or employee is entitled to offer the corporate opportunity to us or Roche as the director, officer or employee deems appropriate under the circumstances in his sole discretion, and no such director, officer or employee will be liable to us or our stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in our best interests or the derivation of any improper personal benefit by reason of the fact that such director, officer or employee offered such corporate opportunity to Roche (rather than to us) or did not communicate information regarding such corporate opportunity to us, or Roche pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate the corporate opportunity to us.

      Neither Roche nor any officer or director thereof shall be liable to us or our stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) our best interests or the derivation of any improper personal benefit by reason of the fact that Roche or an officer or director thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Roche and Genentech. No vote cast or other action taken by any person who is an officer, director or other representative of Roche, which vote is cast or action is taken by such person in his capacity as a director of Genentech, shall constitute an action of or the exercise of a right by or a consent of Roche for the purpose of any such agreement or contract.

Item 16.  Exhibits and Financial Statement Schedules

         (a) The following exhibits are filed as part of this Registration
Statement:

 Exhibit No.   Document
 -----------   --------
     4.1       Registration Rights Agreement between the Registrant and Merrill
               Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the purchaser, dated as of January 19, 2000

     5.1       Opinion of Davis Polk & Wardwell

    15.1       Letter re: Unaudited Interim Financial Information

    23.1       Consent of Ernst & Young LLP, Independent Auditors

    23.2       Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

    24.1 Power of Attorney (included on the signature page of the Registration Statement)

Item 17.  Undertakings

      The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registrant statement,

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post- effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 15th day of May, 2000.


                                             GENENTECH, INC.


                                             By:   /s/ Arthur D. Levinson
                                                -------------------------------
                                             Name:  Arthur D. Levinson
                                             Title: Chief Executive Officer and
                                                    Chairman of the Board

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur D. Levinson and Stephen G. Juelsgaard, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                            Title                    Date
        ---------                            -----                    ----

 /s/ Arthur D. Levinson       Principal Executive Officer and     May 15, 2000
-----------------------------             Director
     Arthur D. Levinson

 /s/ Louis J. Lavigne, Jr.      Principal Financial Officer       May 15, 2000
-----------------------------
     Louis J. Lavigne, Jr.

 /s/ John M. Whiting            Principal Accounting Officer      May 15, 2000
-----------------------------
     John M. Whiting

 /s/ Herbert W. Boyer                     Director                May 15, 2000
-----------------------------
     Herbert W. Boyer

 /s/ Franz B. Humer                       Director                May 15, 2000
-----------------------------
     Franz B. Humer

 /s/ Jonathan K.C. Knowles                Director                May 15, 2000
-----------------------------
     Jonathan K.C. Knowles

 /s/ Charles A. Sanders                   Director                May 15, 2000
-----------------------------
     Charles A. Sanders

 /s/ Mark Richmond                        Director                May 15, 2000
-----------------------------
     Mark Richmond

                                  EXHIBIT INDEX

Exhibit No.       Document

  4.1 Registration Rights Agreement between the Registrant and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the purchaser, dated as of January 19, 2000

  5.1          Opinion of Davis Polk & Wardwell

15.1           Letter re: Unaudited Interim Financial Information

23.1           Consent of Ernst & Young LLP, Independent Auditors

23.2           Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of the Registration Statement)